Exhibit 4.1

FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of April 29, 2020, is by and among UNIFI MANUFACTURING, INC., a North Carolina corporation (“Unifi Manufacturing”), UNIFI, INC., a New York corporation (“Parent”; Unifi Manufacturing and Parent, each, a “Borrower” and, collectively, the “Borrowers”), the Guarantors (as such term is defined below) (the Borrowers and Guarantors, each, a “Loan Party” and, collectively, the “Loan Parties”), the Lenders (as such term is defined below) party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, reference is made to that certain Amended and Restated Credit Agreement dated as of March 26, 2015, by and among the Borrowers, the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”), and the Agent, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of June 26, 2015, as further amended by that certain Second Amendment to Amended and Restated Credit Agreement dated as of November 19, 2015, as further amended by that certain Third Amendment to Amended and Restated Credit Agreement and Second Amendment to Amended and Restated Guaranty and Security Agreement dated as of December 18, 2018 (and as the same may have been further amended, restated, supplemented, or otherwise modified from time to time before the date hereof, the “Credit Agreement”); and

WHEREAS, the Borrowers have requested that the Agent and the Lenders agree to certain amendments to the Credit Agreement as set forth in this Agreement, and the Agent and the Lenders party hereto have agreed to such amendments to the Credit Agreement, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and of the Loans and other extensions of credit heretofore, now or hereafter made to, or for the benefit of, the Borrowers by the Lenders, the Borrowers, the Agent, and the Lenders party hereto agree as follows:

SECTION 1.  Defined Terms; Incorporation of Recitals.  Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.  This Agreement constitutes a Loan Document.  The recitals to this Agreement are incorporated by reference into this Agreement.

SECTION 2.  Amendments to Credit Agreement.

(a)  Amendment to Schedule 1.1.  Each of the following definitions in Schedule 1.1 of the Credit Agreement is amended so that it reads, in its entirety, as follows:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“LIBOR Rate” means the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as the Agent may designate from time to time) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with this Agreement (and, if any such published rate is below zero, then such rate shall be deemed to be zero).  Each determination of the LIBOR Rate shall be made by the Agent and shall be conclusive in the absence of manifest error.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write- down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

(b)  Amendment to Schedule 1.1.  Clause (o) of the definition of “Permitted Disposition” in Schedule 1.1 of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(o)(i) the sale or other disposition of 100% of the Equity Interests of any Excluded Subsidiary and (ii) the Permitted Parkdale Disposition,

(c)  Amendment to Schedule 1.1.  Each of the following new definitions is added to Schedule 1.1 of the Credit Agreement in appropriate alphabetical order:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Benchmark Replacement” means the sum of:  (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Agent and Administrative Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for United States dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the

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Benchmark Replacement shall be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Administrative Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement for United States dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBOR Rate:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or

(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBOR Rate:

(a)a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;

(b)a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the Federal

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Reserve System of the United States (or any successor), an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or

(c)a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate announcing that the LIBOR Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Agent or the Required Lenders, as applicable, by notice to Administrative Borrower, Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with Section 2.12(d)(iii) and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to Section 2.12(d)(iii).

“BHC Act Affiliate” of a Person means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

“Covered Entity” means any of the following:

(a)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified therefor in Section 17.15 of this Agreement.

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“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Early Opt-in Election” means the occurrence of:

(a)(i) a determination by Agent or (ii) a notification by the Required Lenders to Agent (with a copy to Administrative Borrower) that the Required Lenders have determined that United States dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.12(d)(iii) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, and

(b)(i) the election by Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by Agent of written notice of such election to Administrative Borrower and the Lenders or by the Required Lenders of written notice of such election to Agent.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Permitted Parkdale Disposition” means the sale by Unifi Manufacturing of 100% of its Equity Interests in Parkdale America, LLC, to Parkdale, Incorporated, so long as (a) the aggregate Net Cash Proceeds received by Unifi Manufacturing substantially contemporaneously with the consummation of such sale equals or exceed $60,000,000; (b) all amounts payable to Unifi, Inc., or any of its Subsidiaries or affiliates in connection with such sale are paid directly to the Agent’s Account for application as set forth herein; (c) at the time such sale is consummated and immediately after giving effect thereto, no Default or Event of Default exists; and (d) such sale occurs on or before May 15, 2020.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified therefor in Section 17.15 of this Agreement.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York's Website.

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“Supported QFC” has the meaning specified therefor in Section 17.15 of this Agreement.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“U.S. Special Resolution Regimes” has the meaning specified therefor in Section 17.15 of this Agreement.

(d)  Amendment to Section 2.4.  Section 2.4(f)(ii) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(ii)Each prepayment pursuant to Section 2.4(e)(ii), (iii) or (iv) shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Term Loan until paid in full, second, to the outstanding principal amount of the Revolving Loans, until paid in full, and third, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii); provided, however, the Net Cash Proceeds from the Permitted Parkdale Disposition shall (1) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans, until paid in full, and, second, to the Borrowers in accordance with their lawful instructions, and (2) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).  Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

(e)  Amendment to Section 2.12(d)(ii).  Section 2.12(d)(ii) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(ii)Subject to the provisions set forth in Section 2.12(d)(iii) below, in the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall

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transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(f)  Amendment to Section 2.12(d).  Section 2.12(d) of the Credit Agreement is amended by adding the following new Section 2.12(d)(iii):

(iii)Effect of Benchmark Transition Event.

(A)Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Agent and Administrative Borrower may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement.  Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Agent has posted such proposed amendment to all Lenders and Administrative Borrower so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.  Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to Agent written notice that such Required Lenders accept such amendment.  No replacement of the LIBOR Rate with a Benchmark Replacement pursuant to this Section 2.12(d)(iii) will occur prior to the applicable Benchmark Transition Start Date.

(B)Benchmark Replacement Conforming Changes.  In connection with the implementation of a Benchmark Replacement, Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(C)Notices; Standards for Decisions and Determinations.  Agent will promptly notify Administrative Borrower and the Lenders of (1) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes and (4) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by Agent or Lenders pursuant to this Section 2.12(d)(iii) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.12(d)(iii).

(D)Benchmark Unavailability Period.  Upon Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Administrative Borrower may revoke any

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request for a LIBOR Borrowing of, conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Administrative Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans.  During any Benchmark Unavailability Period, the component of Base Rate based upon the LIBOR Rate will not be used in any determination of the Base Rate.

(g)  Amendment to Section 14.1(f).  Section 14.1(f) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(f)Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party, (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender and (iii) any amendment contemplated by Section 2.12(d)(iii) of this Agreement in connection with a Benchmark Transition Event or an Early Opt-in Election shall be effective as contemplated by such Section 2.12(d)(iii) hereof.

(h)  Amendment to Section 17.13.  Section 17.13 of the Credit Agreement is amended so that it reads, in its entirety, as follows:

17.13Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

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(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

(i)  Amendment to Section 17.  Section 17 of the Credit Agreement is amended by including the following new Section 17.15:

17.15 Acknowledgement Regarding Any Supported QFCs

.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):  In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(j)  Amendment to Schedule A-2.  Schedule A-2 to the Credit Agreement is amended by adding “Craig Creaturo” thereto and removing “Kevin D. Hall” and “Jeffrey C. Ackerman” therefrom.

(k)  Amendment to Schedule 4.24.  Schedule 4.24 to the Credit Agreement is supplemented by adding the following new addresses thereto:

Fairystone Fabrics

2247 N. Park Avenue

Burlington, NC 27217

Golden Mullet, LLC

1624 Freeway Drive

Reidsville, NC 27320

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SECTION 3.  Conditions to Effectiveness.  The effectiveness of the amendments set forth in Section 2 is subject to satisfaction, on or before May 15, 2020, of the following conditions precedent (the date of such satisfaction being the “Fourth Amendment Effective Date”):

(a)  (i) each Loan Party shall have executed and delivered to the Agent a counterpart of this Agreement, (ii) each Lender shall have executed and delivered to the Agent a counterpart of this Agreement, and (iii) the Agent shall have executed and delivered a counterpart of this Agreement;

(b)  the representations and warranties of the Loan Parties contained in Section 4 hereof shall be true and correct on and as of the Fourth Amendment Effective Date; and

(c)  before and immediately after the Fourth Amendment Effective Date, no Event of Default shall have occurred and be continuing.

SECTION 4.  Representations and Warranties of the Loan Parties.  Each Loan Party hereby represents and warrants on and as of the Fourth Amendment Effective Date that:

(a)  after giving effect to this Agreement, the representations and warranties of each Loan Party contained in the Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the Fourth Amendment Effective Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date);

(b)  this Agreement has been duly executed and delivered by each Loan Party and this Agreement constitutes a legal, valid, and binding obligation of such Loan Party, enforceable against such Loan Parties in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally;

(c)  the Security Documents and all of the Collateral described therein do, and shall continue to, secure the payment of all of the Obligations;

(d)  the execution and delivery by each Loan Party of this Agreement and the performance by each Loan Party of the Credit Agreement (as amended hereby) have been duly authorized by all necessary corporate or limited liability company action (as applicable) and do not (i) contravene the terms of any of that Person’s Governing Documents; (ii) conflict with or result in any breach or contravention of, or result in the creation of any Lien (other than Permitted Liens) under, any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any order, injunction, writ or decree of any Governmental Authority to which such Person or its assets are subject, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (iii) violate any provision of federal, state, or local law or regulation applicable to any Loan Party or its Domestic Subsidiaries in any respect, except, as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

SECTION 5.  Effects on Loan Documents.

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(a)  On and after the Fourth Amendment Effective Date, each reference in any Loan Document to “the Credit Agreement” shall mean and be a reference to the Credit Agreement as amended hereby and each reference in the Credit Agreement to “this agreement,” “hereunder,” “hereof” or words of like import shall mean and be a reference to the Credit Agreement as amended hereby.

(b)  Except as specifically set forth herein (i) all Loan Documents shall continue to be in full force and effect and are hereby in all respects ratified and confirmed; (ii) no other changes or modifications to the Credit Agreement or any of the other Loan Documents are intended or implied, and in all other respects, the Credit Agreement and each of the other Loan Documents is hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof (and after giving effect to the terms of this Agreement); and (iii) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power, or remedy of Agent, any Lender, the Swing Lender, or any Issuing Lender under any of the Loan Documents nor constitute a waiver of any provision of the Loan Documents or in any way limit, impair or otherwise affect the rights and remedies of any of them under the Loan Documents, except to the extent expressly set forth herein.

(c)  To the extent that any provision of the Credit Agreement (as amended hereby) or any of the other Loan Documents are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall control.

SECTION 6.  GOVERNING LAW.  THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO, AND ANY CLAIMS, CONTROVERSIES, OR DISPUTES ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.  Miscellaneous.

(a)  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto.

(b)  Each Loan Party acknowledges and agrees that the execution, delivery, and performance of this Agreement shall not create (nor shall such Loan Party rely upon the existence of or claim or assert that there exists) any obligation of Agent or any Lender to consider or agree to any other amendment of or waiver or consent with respect to the Credit Agreement or any other instrument or agreement to which Agent or any Lender is a party (collectively, an “Additional Amendment” or “Consent”), and if Agent and the Lenders subsequently agree to consider any requested Additional Amendment or Consent, neither the existence of this Agreement nor any other conduct of Agent or the Lenders related hereto, shall be of any force or effect on the Lenders’ consideration or decision with respect to any such requested Additional Amendment or Consent, and the Lenders shall not have any obligation whatsoever to consider or agree to any such Additional Amendment or Consent.

(c)  To induce Agent and Lenders to enter into this Agreement, each Loan Party acknowledges, stipulates, and agrees that (i) all of the Obligations are absolutely due and owing by Loan Parties to Agent and Lenders in accordance with the terms and provisions of the Credit Agreement as amended hereby, without defense, deduction, offset or counterclaim (and, to the extent any Loan Party had any defense, deduction, offset or counterclaim on the date hereof, the same is hereby waived by such Loan Party); (ii) the Loan Documents (to the extent amended hereby) to which such Loan Part is a party are legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or

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by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally; (iii) the Liens granted by each Loan Party to Agent in the Collateral are valid and duly perfected, first priority Liens, subject only to Permitted Liens; (iv) each of the recitals contained at the beginning of this Agreement is true and correct; (v) if such Loan Party is a Guarantor, such Loan Party reaffirms and ratifies its guaranty obligations under the Loan Documents to which it is a party and agrees that none of such obligations thereunder shall be diminished or limited in any way by the execution and delivery of this Agreement; and (vi) before executing this Agreement, each Loan Party consulted with and had the benefit of advice of legal counsel of its own selection and has relied upon the advice of such counsel, and in no part upon the representation of Agent, any Lender or any counsel to Agent or any Lender concerning the legal effects of this Agreement or any provision hereof.

(d)  Nothing under this Agreement shall extinguish the Obligations under the Credit Agreement. Nothing expressed or implied in this Agreement, the Credit Agreement (as amended hereby), or any other document contemplated hereby shall be construed as a release or other discharge of any Loan Party under the Credit Agreement or any other Loan Document from any of its obligations and liabilities thereunder, and except as expressly provided in this Agreement, such obligations are in all respects continuing with only the terms being modified as provided in this Agreement. This Agreement shall not constitute a novation of the Credit Agreement or any other Loan Document.

(e)  The Loan Parties shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes hereof.

(f)  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder or contemplated herein shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any other instrument or agreement required or contemplated hereunder.

(g)  References in this Agreement to any Section or subsection are, unless otherwise specified, to such Section or Subsection of this Agreement.

(h)  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

(i)  To the extent any Person party hereto is an Issuing Lender or the Swing Lender, such Person, in such capacities, agrees and consents to the terms of this Agreement, subject to the satisfaction of the conditions precedent set forth herein.

[Continued on following page.]

ACTIVE 50029207v6

IN WITNESS WHEREOF, each of the parties hereto have caused their duly authorized officers to execute and deliver a counterpart of this Agreement as of the date first above written.

BORROWERS:UNIFI MANUFACTURING, INC.

By:  /s/ Craig Creaturo

Name:  Craig Creaturo

Title:  Executive Vice President and CFO

UNIFI, INC.

By:  /s/ Craig Creaturo

Name:  Craig Creaturo

Title:  Executive Vice President and CFO

GUARANTORS: UNIFI SALES & DISTRIBUTION, INC.

By:  /s/ Craig Creaturo

Name:  Craig Creaturo

Title:  President

SEE 4 PROCESS IMPROVEMENT SOLUTIONS,

LLC (f/k/a Unifi Equipment Leasing, LLC)

By:  /s/ Craig Creaturo

Name:  Craig Creaturo

Title:  President

[UNIFI—FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

AGENT AND LENDERS:WELLS FARGO BANK, NATIONAL

ASSOCIATION, as Agent and as a Lender

By:  /s/ Zachary S. Buchanan

Name:  Zachary S. Buchanan

Title:  Vice President

[UNIFI—FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as a Lender

By:  /s/ Andrew A Doherty

Name:  Andrew A Doherty

Title:  Senior Vice President

[UNIFI—FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

FIFTH THIRD BANK NATIONAL ASSOCIATION, as a Lender

By:  /s/ Patrick Lingrosso

Name:  Patrick Lingrosso

Title:  Vice President

[UNIFI—FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]